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                                                                    EXHIBIT 3(a)

Amendments to Amended and Restated By-Laws of Clinicor, Inc. adopted by the
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Board of Directors on June 24, 1997:
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     RESOLVED, that Sections 3.01, 3.02, 3.03 and 3.04 of the Amended and
Restated By-Laws of the Corporation shall be, and hereby are, amended to read in their entirety as follows:

          Section 3.01  Election.  The Board of Directors, at its first meeting
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     following the annual meeting of shareholders, shall elect a chairman of the board, president, a secretary and a treasurer to hold office for one (1) year next coming and until their successors are elected and qualify. Any person may hold two or more offices. The Board of Directors may, from time to time, by resolution, appoint one or more vice presidents, assistant secretaries, assistant treasurers, transfer agents and other officers and agents of the corporation as it may deem advisable and may prescribe their duties and fix their compensation.

          Section 3.02  Removal; Resignation; Vacancies.  Any officer or agent
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     elected or appointed by the Board of Directors may be removed by it whenever, in its judgment, the best interest of the corporation would be served thereby. Any officer may resign at any time upon written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the resigning officer is a party. Any vacancy in any office because of death, resignation, removal, or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

          Section 3.03  Chairman of the Board.  The chairman of the board shall
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     be the chief executive officer of the corporation and shall have full power to direct the affairs of the corporation, subject to the supervision and control of the Board of Directors. The chairman of the board shall preside at all meetings of the Board of Directors and of the shareholders. The chairman of the board shall have such other powers and duties as may from time to time be prescribed by the Board of Directors.

          Section 3.04  President.  The president shall be the general manager
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     and chief operating officer of the corporation, subject to the supervision and control of the chairman of the board (to whom he shall report) and the Board of Directors, and shall be responsible for managing the day-to-day affairs of the corporation and implementing the directives of the chairman of the board and the Board of Directors. The president shall have
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     full power to execute all resolutions and orders of the Board of Directors not especially entrusted to some other officer of the corporation. The president shall be authorized to sign the certificates of stock issued by the corporation and shall perform such other duties as may be dictated by statute or prescribed by the chairman of the board or the Board of Directors.

          The president shall be vested with all the powers and perform all the duties of the chairman of the board whenever the chairman of the board is absent or unable to act.

     RESOLVED, that Section 8.01 of the By-Laws be amended to add a proviso thereto, so that the entire Section, as amended, shall read as follows:

          Section 8.01  Amendment.  Amendments, changes and additions to these
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     By-Laws may be made at any regular or special meeting of the Board of
     Directors by a vote of not less than a majority of the entire Board; provided, however, if any Section of these By-Laws expressly provides that an amendment or change thereof requires the vote of more than a majority of the entire Board, such Section may not be amended or changed absent the vote specified.

     RESOLVED, that there shall be added to the By-Laws a new Section 8.03, which shall read in its entirety as follows:

          Section 8.03  Statute Not Applicable.  Sections 78.378 through
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     78.3793, inclusive, of the Nevada Revised Statutes shall not apply to the corporation. This Section 8.03 may be amended only by a unanimous vote of the entire Board.

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